Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports
  Second Quarter 2016 Results

- GAAP earnings of $25.9 million, or $0.58 per share
- Generated 7% annualized quarterly loan growth

                        SYRACUSE, N.Y. — July 20, 2016 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2016 net income of $25.9 million, an increase of 8.5% compared with $23.8 million earned for the second quarter of 2015.  Diluted earnings per share totaled $0.58 for the second quarter of 2016, equivalent to the second quarter of last year.  Fully diluted shares outstanding increased 3.4 million shares from the second quarter of 2015, principally from shares issued in the fourth quarter of 2015 for the stock portion of consideration for the Oneida Financial acquisition.  2016 year-to-date net income of $50.3 million, or $1.13 per share, was 8.9% above the first six months of 2015's earnings of $46.1 million, or $1.12 per share.

"Our solid second quarter operating results were driven by meaningful loan growth, particularly in our business and auto lending portfolios, a continuation of exceptional credit quality, disciplined expense management, and continued improvement in our non-interest income generation," said President and Chief Executive Officer Mark E. Tryniski.  "A 7% annualized growth in loans in the second quarter has allowed us to report over $100 million in loan growth year-to-date, a very productive outcome in this challenging low interest rate environment."  Mr. Tryniski also commented, "As we celebrate our 150th year anniversary in 2016, the strength of our company continues to be driven by the commitment of our employees.  Through their hard work and dedication, we continue to consistently deliver above-peer financial results.  We remain well positioned to provide the right products and services to our customers so that they may achieve their financial objectives as we continue to create value for our shareholders."

Total revenue for the second quarter of 2016 was $107.1 million, an increase of $16.1 million, or 17.7%, over the prior year quarter, and included the impact of the Oneida Financial transaction completed in the fourth quarter of last year.  The higher revenue was generated as a result of an 11.5% increase in average earning assets and continued acquired and organic growth in noninterest income, which more than offset a three basis-point reduction in net interest margin from the prior year quarter.  A combination of acquired and organic growth resulted in a $6.5 million, or 41.1% increase in wealth management, insurance, and employee benefit services revenues.  Deposit service fees increased 13.6% year-over-year, the result of increased card-related revenues and offset by modestly lower fees from account overdraft protection programs, including the additional activities from the Oneida transaction.  The quarterly provision for loan losses of $2.3 million was $1.7 million higher than the historically low second quarter of 2015, reflective of comparably higher levels of net charge-offs and portfolio growth.  Non-performing asset and delinquent loan ratios were generally stable.  Total operating expenses of $66.4 million for the quarter were $10.3 million, or 18.4% above the second quarter of 2015, and included the operating expenses of the Oneida Financial acquisition.  Certain statutory changes to state tax rates and structures along with a lower proportion of tax-exempt income resulted in a quarterly effective tax rate of 32.7% in the second quarter of 2016, compared to 30.5% in the second quarter of 2015, an outcome that resulted in a two cent per share headwind compared to the prior year.

Second quarter 2016 net interest income was $68.3 million, an increase of $7.1 million, or 11.6%, compared to the second quarter of 2015.  Modestly improved funding costs were offset by a five basis point decline in earning asset yields, which were driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $654.6 million, or 15.5%, average loan yields declined five basis points year-over-year, resulting in a $6.7 million increase in quarterly loan interest income.  Investment interest income was $0.5 million higher than the second quarter of 2015 as average investment securities (including cash equivalents) increased by $136.7 million, and the yield declined ten basis points.  Interest expense was $0.2 million higher than the previous year's quarter, driven by a $950.7 million increase in average deposits and a $189.7 million decline in average borrowings, including the Oneida acquisition.

Wealth management, insurance and employee benefit services revenues increased $6.5 million, or 41.1%, to $22.2 million compared to second quarter 2015, principally from the acquired activities of Oneida Financial.  Revenues from mortgage banking and other services increased $0.8 million from the second quarter of 2015, and included nearly $0.4 million in non-recurring gains.

Second quarter 2016 operating expenses of $66.4 million increased $10.3 million over the second quarter of 2015, including the operating activities of Oneida Financial.  Salaries and employee benefits increased $6.9 million, or 22.4%, and included personnel added from the Oneida transaction as well as planned merit increases.  All other expenses increased 13.4% and reflected the occupancy, equipment and other operating costs of Oneida, including higher intangible amortization, compared to the second quarter of 2015.  The second quarter and year-to-date 2016 effective income tax rates of 32.7% and 32.6%, respectively, were higher than the 30.5% and 30.8%, respectively, in last year's comparable periods.  Second quarter 2016 operating expenses were $1.3 million lower than the first quarter of this year, and reflected seasonally expected reductions in certain payroll tax expenses and utility costs.  Both the first and second quarters of 2016 included 65 payroll days.

Financial Position

Average earning assets of $7.65 billion for the second quarter of 2016 were up $791.3 million from the second quarter of 2015, and were $42.2 million higher than the first quarter of 2016.  Compared to the prior year, total average earning asset balances included acquired and organic growth of $654.6 million in average loan balances, while average investment securities and interest-earning cash balances increased by $136.7 million.   Average deposit balances grew $950.7 million compared to the second quarter of 2015, and were $63.8 million higher than the first quarter of 2016.  Average borrowings in the second quarter of 2016 of $249.3 million, were $47.7 million, or 16.1%, lower than the first quarter of this year.

Ending loans at June 30, 2016 increased $641.2 million, or 15.0%, year-over-year, reflecting productive organic growth in almost every one of the Company's lending portfolios, and loans acquired in the Oneida Financial transaction.  Investment securities totaled $2.93 billion at June 30, 2016, a level consistent with the previous four quarter-ends.

Shareholders' equity of $1.24 billion at June 30, 2016 was $236.6 million, or 23.7%, higher than the prior year second quarter-end, from strong earnings generation and capital retention over the last four quarters as well as the issuance of 2.38 million shares of common stock, or $102.2 million, reflecting the equity portion of the consideration in the Oneida transaction.  The Company's net tangible equity to net tangible assets ratio was 9.58% at June 30, 2016, up from 8.63% at June 30, 2015.  The Company's Tier 1 leverage ratio stood at 10.14% at the end of the second quarter.

As previously announced, in December 2015 the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company's common stock during a twelve-month period starting January 1, 2016.  Such repurchases may be made at the discretion of the Company's senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  No shares were repurchased under this authorization in the first half of 2016.

Asset Quality

The Company's asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company's disciplined risk management and underwriting standards.  Net charge-offs were $1.4 million for the second quarter, compared to a historically low $0.3 million for the second quarter of 2015 and $1.1 million for the first quarter of 2016.  Net charge-offs as an annualized percentage of average loans measured 0.11% in the second quarter of 2016, compared to 0.03% in the prior year second quarter and 0.10% in the first quarter of 2016.  Nonperforming loans as a percentage of total loans at June 30, 2016 were 0.49%, improved from 0.54% at both June 30, 2015 and March 31, 2016.  The total loan delinquency ratio of 1.10% at the end of the second quarter was up one basis point from the end of the second quarter of 2015.  The second quarter provision for loan losses of $2.3 million was $1.7 million higher than the second quarter of 2015, and $1.0 million higher than the first quarter of 2016, due primarily to comparably higher net charge-off levels than the previous year's second quarter, and solid organic loan growth.  The allowance for loan losses to nonperforming loans was 193% at June 30, 2016, compared with the 197% and 175% levels at the end of the second quarter of 2015 and the first quarter of 2016, respectively.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Thursday, July 21st) to discuss second quarter results.  The conference call can be accessed at 888-461-2024 (1-719-325-2393 if outside United States and Canada) using the conference ID code 3525466.  Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/15903.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.7 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and governmental banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its' Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Earnings
Loan income	$52,509	$45,791	$104,159	$91,382
Investment income	18,601	18,089	36,707	34,952
Total interest income	71,110	63,880	140,866	126,334
Interest expense	2,804	2,652	5,679	5,266
Net interest income	68,306	61,228	135,187	121,068
Provision for loan losses	2,305	591	3,646	1,214
Net interest income after provision for loan losses	66,001	60,637	131,541	119,854
Deposit service fees	15,008	13,213	28,742	25,683
Revenues from mortgage banking and other banking services	1,597	799	3,176	1,854
Wealth management and insurance services	10,496	4,385	21,453	8,831
Employee benefit services	11,671	11,322	23,682	22,397
Total noninterest income	38,772	29,719	77,053	58,765
Salaries and employee benefits	37,950	31,010	77,088	62,039
Occupancy and equipment	7,409	6,844	15,072	14,239
Amortization of intangible assets	1,403	880	2,845	1,799
Acquisition expenses	263	361	340	756
Other	19,331	16,953	38,680	33,163
Total operating expenses	66,356	56,048	134,025	111,996
Income before income taxes	38,417	34,308	74,569	66,623
Income taxes	12,560	10,468	24,309	20,486
Net income	$25,857	$23,840	$50,260	$46,137
Basic earnings per share	$0.58	$0.58	$1.14	$1.13
Diluted earnings per share	$0.58	$0.58	$1.13	$1.12

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016		2015
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$52,509	$51,650	$49,321	$47,040	$45,791
Investment income	18,601	18,106	18,683	18,244	18,089
Total interest income	71,110	69,756	68,004	65,284	63,880
Interest expense	2,804	2,875	3,015	2,921	2,652
Net interest income	68,306	66,881	64,989	62,363	61,228
Provision for loan losses	2,305	1,341	3,327	1,906	591
Net interest income after provision for loan losses	66,001	65,540	61,662	60,457	60,637
Deposit service fees	15,008	13,734	13,605	13,459	13,213
Revenues from mortgage banking and other banking services	1,597	1,579	1,061	2,045	799
Wealth management and insurance services	10,496	10,957	6,825	4,552	4,385
Employee benefit services	11,671	12,011	11,661	11,330	11,322
Loss on sale of investments	0	0	(4)	0	0
Total noninterest income	38,772	38,281	33,148	31,386	29,719
Salaries and employee benefits	37,950	39,138	33,138	31,179	31,010
Occupancy and equipment	7,409	7,663	6,702	6,652	6,844
Amortization of intangible assets	1,403	1,442	1,021	843	880
Acquisition expenses	263	77	5,719	562	361
Other	19,331	19,349	18,400	16,843	16,953
Total operating expenses	66,356	67,669	64,980	56,079	56,048
Income before income taxes	38,417	36,152	29,830	35,764	34,308
Income taxes	12,560	11,749	9,759	10,742	10,468
Net income	25,857	24,403	20,071	25,022	23,840
Basic earnings per share	$0.58	$0.55	$0.48	$0.61	$0.58
Diluted earnings per share	$0.58	$0.55	$0.47	$0.60	$0.58
Profitability
Return on assets	1.20%	1.14%	0.98%	1.25%	1.25%
Return on equity	8.62%	8.34%	7.41%	9.77%	9.44%
Return on tangible equity(3)	13.63%	13.38%	10.98%	14.82%	14.40%
Noninterest income/operating income (FTE) (1)	35.3%	35.5%	32.8%	32.4%	31.6%
Efficiency ratio (2)	59.0%	61.4%	57.6%	56.4%	58.3%
Components of Net Interest Margin (FTE)
Loan yield	4.35%	4.33%	4.43%	4.40%	4.40%
Cash equivalents yield	0.46%	0.47%	0.25%	0.22%	0.28%
Investment yield	3.06%	2.97%	2.98%	2.94%	3.15%
Earning asset yield	3.87%	3.82%	3.86%	3.81%	3.92%
Interest-bearing deposit rate	0.14%	0.14%	0.14%	0.14%	0.15%
Borrowing rate	1.50%	1.33%	0.83%	0.72%	0.84%
Cost of all interest-bearing funds	0.20%	0.20%	0.22%	0.21%	0.20%
Cost of funds (includes DDA)	0.15%	0.16%	0.17%	0.17%	0.16%
Net interest margin (FTE)	3.73%	3.67%	3.70%	3.65%	3.76%
Fully tax-equivalent adjustment	$2,605	$2,524	$3,041	$3,162	$3,115

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016		2015
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$4,866,574	$4,812,575	$4,459,575	$4,287,062	$4,211,962
Cash equivalents	19,456	22,355	12,448	12,395	11,325
Taxable investment securities	2,178,448	2,172,983	2,214,690	2,187,818	2,031,234
Nontaxable investment securities	588,897	603,297	614,891	635,627	607,585
Total interest-earning assets	7,653,375	7,611,210	7,301,604	7,122,902	6,862,106
Total assets	8,656,653	8,604,264	8,161,843	7,919,966	7,678,719
Interest-bearing deposits	5,517,287	5,458,273	4,943,210	4,739,513	4,777,195
Borrowings	249,263	296,964	607,771	675,958	438,931
Total interest-bearing liabilities	5,766,550	5,755,237	5,550,981	5,415,471	5,216,126
Noninterest-bearing deposits	1,532,322	1,527,585	1,405,416	1,363,022	1,321,738
Shareholders' equity	1,206,353	1,177,246	1,074,243	1,016,448	1,012,470
Balance Sheet Data
Cash and cash equivalents	$161,634	$138,513	$153,210	$156,836	$143,047
Investment securities	2,931,302	2,902,878	2,847,940	2,917,263	2,868,050
Loans:
Consumer mortgage	1,779,295	1,777,792	1,769,754	1,621,862	1,608,064
Business lending	1,536,546	1,509,421	1,497,271	1,288,772	1,295,889
Consumer indirect	993,132	941,151	935,760	872,988	837,449
Home equity	399,870	403,273	403,514	345,446	340,578
Consumer direct	195,959	189,535	195,076	184,479	181,623
Total loans	4,904,802	4,821,172	4,801,375	4,313,547	4,263,603
Allowance for loan losses	46,526	45,596	45,401	45,588	45,282
Intangible assets, net	483,478	484,881	484,146	384,525	385,515
Other assets	307,421	314,053	311,399	270,583	293,838
Total assets	8,742,111	8,615,901	8,552,669	7,997,166	7,908,771
Deposits:
Noninterest-bearing	1,546,253	1,533,085	1,499,616	1,357,554	1,337,101
Non-maturity interest-bearing	4,664,635	4,808,650	4,569,310	4,081,796	4,020,192
Time	746,966	777,327	804,548	708,760	729,527
Total deposits	6,957,854	7,119,062	6,873,474	6,148,110	6,086,820
Borrowings	267,600	33,700	301,300	558,100	566,200
Subordinated debt held by unconsolidated subsidiary trusts	102,158	102,152	102,146	102,140	102,134
Accrued interest and other liabilities	177,570	160,322	135,102	143,790	153,278
Total liabilities	7,505,182	7,415,236	7,412,022	6,952,140	6,908,432
Shareholders' equity	1,236,929	1,200,665	1,140,647	1,045,026	1,000,339
Total liabilities and shareholders' equity	8,742,111	8,615,901	8,552,669	7,997,166	7,908,771
Capital
Tier 1 leverage ratio	10.14%	9.95%	10.32%	10.09%	10.20%
Tangible equity/net tangible assets (3)	9.58%	9.25%	8.59%	9.14%	8.63%
Diluted weighted average common shares O/S	44,636	44,356	42,373	41,470	41,265
Period end common shares outstanding	44,179	44,070	43,775	41,019	40,877
Cash dividends declared per common share	$0.31	$0.31	$0.31	$0.31	$0.30
Book value	$28.00	$27.24	$26.06	$25.48	$24.47
Tangible book value(3)	$17.99	$17.16	$15.90	$17.05	$15.96
Common stock price (end of period)	$41.09	$38.21	$39.94	$37.17	$37.77

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016		2015
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$22,149	$23,765	$21,728	$23,133	$21,440
Accruing loans 90+ days delinquent	1,910	2,327	2,195	2,075	1,558
Total nonperforming loans	24,059	26,092	23,923	25,208	22,998
Other real estate owned (OREO)	1,726	2,031	2,088	2,531	2,324
Total nonperforming assets	25,785	28,123	26,011	27,739	25,322
Net charge-offs	1,376	1,146	3,514	1,600	314
Allowance for loan losses/loans outstanding	0.95%	0.95%	0.95%	1.06%	1.06%
Nonperforming loans/loans outstanding	0.49%	0.54%	0.50%	0.58%	0.54%
Allowance for loan losses/nonperforming loans	193%	175%	190%	181%	197%
Net charge-offs/average loans	0.11%	0.10%	0.31%	0.15%	0.03%
Delinquent loans/ending loans	1.10%	1.00%	1.16%	1.19%	1.09%
Loan loss provision/net charge-offs	168%	117%	95%	119%	188%
Nonperforming assets/total assets	0.29%	0.33%	0.30%	0.35%	0.32%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$18,259	$20,045	$18,804	$20,504	$18,558
Accruing loans 90+ days delinquent	1,574	1,837	1,802	1,876	1,463
Total nonperforming loans	19,833	21,882	20,606	22,380	20,021
Other real estate owned (OREO)	1,258	1,497	1,546	1,720	1,518
Total nonperforming assets	21,091	23,379	22,152	24,100	21,539
Net charge-offs	1,404	898	3,420	1,473	425
Allowance for loan losses/loans outstanding	1.02%	1.04%	1.05%	1.10%	1.11%
Nonperforming loans/loans outstanding	0.46%	0.52%	0.49%	0.55%	0.50%
Allowance for loan losses/nonperforming loans	224%	200%	212%	201%	223%
Net charge-offs/average loans	0.13%	0.09%	0.34%	0.14%	0.04%
Delinquent loans/ending loans	1.08%	1.00%	1.19%	1.14%	1.04%
Loan loss provision/net charge-offs	120%	112%	62%	127%	191%
Nonperforming assets/total assets	0.26%	0.29%	0.28%	0.31%	0.28%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments
(3) Includes deferred tax liabilities (of approximately $41.5 million at 6/30/16) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.